EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF
AUTO-GRAPHICS, INC.


The undersigned President and Secretary of Auto-Graphics, Inc.
(the "Company") hereby certify the following:

1. Article Fifth of the Company's Articles of Incorporation shall be stricken in its entirety and shall be and is hereby amended to read as follows (the "Amendment"):

    "FIFTH: The total number of shares which the corporation is authorized to issue is Twelve Million (12,000,000) shares of Common Stock. No distinction shall exist between the shares of the corporation or the holders thereof. Upon the filing of the Amendment, the holders of outstanding shares shall be entitled to receive from the corporation two (2) additional shares of Common Stock for each share held by record by such holders."

2.  The Amendment has been approved by the Company's Board of Directors.

3.  Pursuant to Section 902(c) of the California Corporations Code, the

4. Amendment may be approved by the Board alone without the need for approval of the outstanding shares.

In Witness Whereof, the undersigned being the president and secretary of Auto-Graphics, Inc. have executed this Certificate of Amendment of the Articles of Incorporation in such capacities in Pomona, California, The undersigned projects declare, under penalty of perjury under California law, that the matters set forth in this Certificate are true and correct of their own knowledge.

Date:  April 10, 2000


ss/Robert S. Cope
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Robert S. Cope, President


ss/Daniel E. Luebben
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Daniel E. Luebben, Secretary